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                                                                      EXHIBIT 11

                 COMMUNITY FINANCIAL GROUP, INC. AND SUBSIDIARY
             STATEMENT REGARDING: COMPUTATION OF EARNINGS PER SHARE


                                                Three Months Ended June 30     Six Months Ended June 30
                                                --------------------------     ------------------------
                                                   1996             1995         1996            1995
                                                   ----             ----         ----            ----
Income Per Common Share(1)
- - --------------------------

Net income (in thousands)                       $     650        $     459     $   1,380      $   1,392
                                                =========        =========     =========      =========

Net income per share                            $     .29        $     .21     $     .62      $     .63
                                                =========        =========     =========      =========

Weighted average common shares outstanding      2,215,507        2,199,802     2,213,589      2,197,751
                                                =========        =========     =========      =========

Income Per Common Share Assuming
- - --------------------------------
 Full Dilution(1)
 ----------------

Net income (in thousands)                       $     650        $     459     $    1.38      $   1,392
                                                =========        =========     =========      =========

Net income per share                            $     .29        $     .21     $     .62      $     .63
                                                =========        =========     =========      =========

                                                2,215,507        2,199,802     2,213,589      2,197,751
                                                =========        =========     =========      =========

(1) Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each year presented. Common stock equivalents include stock options. Warrants have not been included in CFGI's computation of earnings per share because the market price of CFGI's common stock has been less than the exercise price of the warrants since issue. See Note F to CFGI's consolidated financial statements.